UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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☐	Soliciting Material Pursuant to §240.14a-12
Ultra Petroleum Corp.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on May 16, 2008
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Director Compensation
CORPORATE GOVERNANCE
PROPOSAL I ELECTION OF DIRECTORS
PROPOSAL II APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL III SHAREHOLDER PROPOSAL ON CLIMATE CHANGE REPORT
CLIMATE CHANGE REPORT
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
OTHER MATTERS

ULTRA PETROLEUM CORP.
363 North Sam Houston Parkway East, Suite 1200
Houston, Texas 77060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 16, 2008

To the Shareholders of Ultra Petroleum Corp:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Ultra Petroleum Corp. which will be held at the Crowne Plaza Hotel, 425 N. Sam Houston Parkway E., Houston Texas, on Friday, May 16, 2008 at 10:00 a.m. CDT, for the following purposes:

1. To elect the Board of Directors to serve until their successors are duly elected and qualified;

2. To appoint Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2008;

3. To receive the financial statements of the Company for the fiscal year ended December 31, 2007 together with the auditor’s report thereon;

4. If presented, to consider and vote upon a shareholder proposal regarding climate change which is opposed by the Board of Directors; and

5. To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The specific details of the matters proposed to be put before the Annual Meeting are set forth in the proxy statement accompanying and forming part of this notice.

Only shareholders of record at the close of business on March 18, 2008, the “Record Date,” are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Each common share is entitled to one vote per share. Whether or not you plan to attend the Annual Meeting, we request that you sign and date the enclosed proxy card and mail it in the stamped, pre-addressed envelope provided or deposit it with the transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at the Annual Meeting, forms of proxy must be received at the aforesaid address by 9:00 a.m. EDT on May 14, 2008. As an alternative, you can vote your shares by telephone or over the Internet.

Sincerely,

MICHAEL D. WATFORD
Chairman, President and
Chief Executive Officer

April 3, 2008

Proxy Statement Questions

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Shareholders who own shares of common stock as of March 18, 2008, may vote at the meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO SHAREHOLDERS?

This Proxy Statement and accompanying proxy are first being sent, or given, to shareholders on or about April 16, 2008.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

•	The election of five directors;

•	The appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending December 31, 2008;

•	If presented, a shareholder proposal which is opposed by the Board of Directors; and

•	To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The Board recommends a vote “FOR” the election of the five directors, “FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008, and, if presented, “AGAINST” the shareholder proposal.

WHAT CONSTITUTES A QUORUM OF SHAREHOLDERS?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of one or more shareholders holding 5% of the total common shares issued and outstanding on the Record Date. For purposes of determining whether a quorum is present under Yukon Territory law, broker non-votes and abstentions count towards the establishment of a quorum.

HOW DO I VOTE?

You may vote your shares in person at the Annual Meeting or by proxy. Since many of our shareholders are unable to attend the meeting in person, we send forms of proxies and offer electronic and telephone voting to all of our shareholders to enable them to direct the voting of their shares. If your shares are held by your broker in “street name,” your broker will provide you with materials and instructions for voting your shares.

IF MY SHARES ARE HELD IN A “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

If your shares are held by your broker in “street name” and you do not vote your shares by following the instructions provided by your broker, your broker can vote your shares in the election of directors and the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2008. If you do not provide instructions to you broker on how to vote your shares, and your broker is not permitted to vote on the proposals without instructions from you, then your shares will be counted as “broker non-votes” for those proposals.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Michael D. Watford and Kelly L. Whitley as your proxies. Management of the Company is soliciting the proxies so that all common shares may be voted at the

Annual Meeting. You must complete and return the enclosed form of proxy or vote by phone or Internet to have your shares voted by proxy.

CAN I APPOINT SOMEONE OTHER THAN THE INDIVIDUALS NAMED IN THE ENCLOSED PROXY CARD TO VOTE MY SHARES?

Yes, you have the right to appoint another person of your choice, who need not be a shareholder, to attend and act on your behalf at the Annual Meeting. If you wish to appoint a person other than those named in the enclosed proxy card, then draw a line through the printed names appearing on the proxy card and insert the name of your chosen proxyholder in the space provided. This can also be accomplished via the Internet.

It is important for you to ensure that any other person you appoint as your proxyholder will attend the Annual Meeting and is aware that his or her appointment has been made to vote your shares. Proxyholders should, on arrival, present themselves to a representative of the inspector of election.

WHO MAY SIGN THE PROXY CARD?

For a shareholder who is an individual, the form of proxy may be signed either by the individual or by his or her authorized attorney if accompanied by the original power of attorney or a notarially certified copy. In the case of a shareholder which is a corporation or an association, the form of proxy must be signed by a duly authorized officer or by an authorized attorney. Persons signing as officers, executors, administrators or trustees should so indicate and must provide a true copy of the document establishing their authority. An authorized person of a partnership should sign in the partnership name. The Chairman of the Annual Meeting has discretionary authority to accept or reject proxies which do not strictly conform to the foregoing requirements.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will be voted in accordance with your instructions if duly completed and deposited. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the five director nominees, “FOR” the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2008 and “AGAINST” the shareholder proposal described in this proxy statement. Also, your proxy card or a vote by you via phone or the Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

The accompanying form of proxy also confers discretionary authority on the persons named therein to vote shares and otherwise act in the proxyholder’s discretion with respect to any amendments or variations to matters identified in the Notice of Meeting and with respect to any other matters that may properly come before the Annual Meeting or any adjournment thereof.

HOW DO I VOTE USING MY PROXY CARD?

There are three steps:

Step 1

a.	Proposal No. 1

Election of a board of five directors to serve until the next Annual Meeting or until their successors are duly elected and qualify.

To vote for a director, you check the box marked “FOR” opposite the name of the director. To withhold a vote from a director, mark the box “WITHHELD” opposite the name of the director.

b.	Proposal No. 2

To appoint Ernst & Young LLP as the independent auditor of the Company for the fiscal year ended December 31, 2008.

To vote for Proposal No. 2, you check the box marked “FOR.” To withhold your vote, mark the box “WITHHELD” opposite the proposal.

c.	Proposal No. 3

To be considered and voted upon at the meeting, a representative of the shareholder submitting the shareholder proposal must be present at the meeting. To vote for Proposal No. 3, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.” If the shareholder representative is not present at the meeting, all votes relating to the proposal will be discarded.

Step 2

Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED AS “FOR” PROPOSAL NO. 1 AND NO. 2 AND “AGAINST” PROPOSAL NO. 3.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

WHERE DO I SEND MY PROXY CARD?

Please return your properly completed proxy card to our transfer agent in the postage paid envelope provided or mail it to Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. If you vote by telephone or the internet as described below, please do not send a proxy card to our transfer agent.

WHAT IS THE DEADLINE FOR SUMBITTING MY PROXY CARD?

To be effective, your proxy card must be received by Computershare Investor Services Inc. at the above address before 9:00 a.m., Eastern Daylight Time, on May 14, 2008.

CAN I CHANGE MY MIND ONCE I HAVE SUBMITTED MY PROXY CARD TO THE COMPANY?

Yes, if you complete another proxy card prior to the submission deadline, the later-dated proxy card will replace the one submitted earlier. If you are a registered shareholder, you can revoke your proxy by stating clearly, in writing, that you want to revoke your proxy. This statement should be delivered:

•	To the Company’s Secretary by mail at 363 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060, or by fax at (281) 876-2831 at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof,

•	To the Chairman of the Annual Meeting prior to the commencement of the meeting on the day of the meeting or any adjournment thereof,

•	In any other manner permitted by law.

If you are a non-registered shareholder, you should contact your nominee for instructions to revoke your proxy.

HOW DO I VOTE BY TELEPHONE?

Record holders may submit proxies by following the “To Vote Using the Telephone” instructions on their proxy cards.

Call toll-free at 1-866-732-VOTE (8683). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week until 9:00 a.m. Eastern Daylight Time on May 14, 2008. If you vote by telephone, please do not return your proxy/voting instruction card.

Shareholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

HOW DO I VOTE ON THE INTERNET?

Record holders with Internet access may submit proxies by following the “To Vote Using the Internet” instructions on their proxy cards.

Visit the website at http://www.investorvote.com and follow the on-screen instructions. To vote your shares, use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 9:00 a.m. Eastern Daylight Time on May 14, 2008. If you vote by website, please do not return your proxy/voting instruction card.

Shareholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Ultra Petroleum Corp., on behalf of the Board of Directors, through its officers and employees, is soliciting proxies primarily by mail. Solicitations may be supplemented by telephone or other personal contact without special compensation by regular officers and employees of the Company. No solicitation will be made by specifically engaged employees or soliciting agents.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 18, 2008, certain information with respect to ownership of the Company’s common shares as to (a) all persons known to the Company to be the beneficial owners of more than five percent of the Company’s outstanding common shares, (b) each director (including the nominees), (c) each of the executive officers named in the Summary Compensation Table, and (d) all executive officers and directors of the Company as a group. Unless otherwise indicated, all common shares are owned directly and each owner has sole voting and investment power with respect to such shares listed next to their names in the following table.

The information as to shares beneficially owned has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission and Canadian regulatory authorities as of March 18, 2008, or, in the case of executive officers and directors of the Company has been furnished by such individuals.

	Number of	Percent of
Name of Beneficial Owner	Common Shares	Class(a)

Directors and Executive Officers:
Michael D. Watford(b)	5,416,576	3.5%
W. Charles Helton(c)	978,762	*
Robert E. Rigney(d)	1,518,897	1.0%
Stephen J. McDaniel	2,307	*
Roger A. Brown	2,258	*
William R. Picquet(e)	233,052	*
Marshall D. Smith(f)	231,895	*
Stuart E. Nance(g)	69,438	*
Common shares all directors and executive officers own as a group (8 persons)(h)	8,453,185	5.5%
Fidelity Management & Research Company(i)	22,858,103	15.0%
82 Devonshire Street Boston, MA 02109
Morgan Stanley(j)	19,636,934	12.9%
1585 Broadway New York, NY 10036
Wellington Management Company, LLP(k)	8,643,255	5.7%
75 State Street Boston, MA 02109

*	Less than 1%

(a)	As of March 18, 2008 there were 152,870,386 common shares outstanding.

(b)	Includes 126,118 common shares issuable upon exercise of vested options; 3,380,582 common shares issuable upon exercise of vested options owned by Watford Interests Ltd.; and 1,683,980 shares owned by Watford Interests, Ltd. directly. Watford Interests Ltd. is a family partnership in which Mr. Watford has a beneficial interest.

(c)	Includes 160,000 common shares issuable upon exercise of vested options and 104,720 shares owned by the Helton Family Foundation in which Mr. Helton has shared voting power.

(d)	Includes 160,000 common shares issuable upon exercise of vested options.

(e)	Includes 232,052 common shares issuable upon exercise of vested options.

(f)	All 231,895 common shares are issuable upon exercise of vested options.

(g)	Includes 67,224 common shares are issuable upon exercise of vested options.

(h)	Includes 4,874,923 common shares issuable upon exercise of vested options.

(i)	Information is based upon a Schedule 13G filed with the Commission on February 13, 2008 by FMR LLC. FMR LLC represents that it has sole voting power over 571,489 shares and sole dispositive power over 22,858,103 shares of Ultra common stock.

(j)	Information is based upon a Schedule 13G filed with the Commission on February 14, 2008 by Morgan Stanley as a parent company. Morgan Stanley represents that it has sole voting power over 19,340,957 shares and sole dispositive power over 19,636,934 shares of Ultra common stock and shared voting power over 2,255 shares of Ultra common stock.

(k)	Information is based upon a Schedule 13G filed with the Commission on February 14, 2008 by Wellington Management Company, LLP. Wellington Management Company, LLP represents that it has shared voting power over 7,170,755 shares and shared dispositive power over 8,643,255 shares of Ultra common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company.

To the Company’s knowledge, based solely on a review of the copies of such Section 16(a) reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and greater than ten percent shareholders under Section 16(a) were satisfied during the year ended December 31, 2007.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to 2007 compensation for our named executive officers.

Objectives of our compensation program

Our business strategy is to enhance stockholder value through sustained growth in our reserve base, production levels and resulting cash flows from operations. Our compensation program is designed to attract, retain, and motivate employees in order to effectively execute our business strategy.

What our compensation program is designed to reward

Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. We believe that compensation should:

•	relate to the value created for shareholders by being directly tied to the financial performance and condition of the Company and the particular executive officer’s contribution thereto,

•	reward individuals who help the Company achieve its short-term and long-term objectives and thereby contribute significantly to the Company’s success,

•	help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries, and

•	reflect the qualifications, skills, experience and responsibilities of the particular executive officer.

Elements of our compensation program and why we pay each element

Our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

We pay base salary:

•	in order to recognize each executive officer’s unique value and historical contributions to the Company’s success in light of salary norms in the industry and the general marketplace,

•	to match competitors for executive talent,

•	to provide executives with sufficient, regularly-paid income, and

•	to reflect position and level of responsibility.

We include an annual bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key shorter-term corporate objectives and aligns executives’ interests with shareholder interests.

Long-term equity-based incentive compensation is an element of our compensation policy because we believe it:

•	aligns executives’ interests with the interests of the Company’s shareholders,

•	rewards long-term performance,

•	is required in order for the Company to be competitive from a total remuneration standpoint,

•	encourages executive retention, and

•	gives executives the opportunity to share in the long-term performance of the Company.

We offer benefits such as matching 401(k) contributions and payment of insurance premiums in order to provide a competitive remuneration package.

How we determine each element of compensation

The Compensation Committee of our Board of Directors oversees our compensation programs. The Committee’s primary purpose is to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Company’s executive officers. Consistent with the listing requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of non-management members of our Board of Directors. The Compensation Committee annually reviews and establishes the base salary, incentive compensation, and other equity based awards for the CEO and makes recommendations to the CEO with respect to the compensation of the Company’s other executive officers.

Our strategy is to pay total direct compensation (the sum of total annual cash and the expected value of long-term incentives) at the market 75th percentile if target performance levels are achieved. During 2007, we used the ECI Oil & Gas E&P 2007 Compensation Survey and the Mercer Energy 2007 Survey to assess our competitive position. In 2005, we adopted and implemented an incentive compensation plan consisting of a short-term, cash based annual plan, the Annual Incentive Plan (“AIP”) and a long-term equity based Long-Term Incentive Plan (“LTIP”). Additionally, the Compensation Committee created a one-time, three year, performance based Best in Class program primarily targeting non-officer employees, which will be paid out in the second quarter of 2008.

Base salary.  With respect to base salary, we target by position the market 50th percentile. Based on survey data, in 2007 the base salaries of all of the named executive officers were increased in order to align them with the 50th percentile.

Bonus.  In 2005, we adopted the AIP whereby executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus based on annual performance metrics pre-established by the Compensation Committee as well as discretionary factors. At a regularly scheduled February meeting, the Compensation Committee establishes threshold, target and maximum performance measures such as net income, cash flow, and production for the ensuing year as well as funding for each performance level matched to employee specific targets.

Because unanticipated events, some of which are beyond our control, may affect our attainment of the goals established by the Committee, the final determination of actual awards under the AIP is discretionary. For instance, a large acquisition or divestiture may substantially change our budget and forecast, thereby affecting the performance metrics. Also, our Committee encourages our executives to pursue long-term goals, even if these long-term goals may result in a reduction in our near-term performance. There is no maximum incentive award amount that may be recommended for any individual; the total of all individual incentive awards, however, may not exceed the funded and approved incentive pool. The Compensation Committee may adjust the initial incentive pool by 20% to reflect their overall assessment of Company results at the end of the year. Awards under the AIP are payable in cash, provided that we reserve the right to pay amounts in our common shares.

In February 2007, the Compensation Committee established net income, cash flow from operations and production metrics, weighted approximately equal, for the ensuing year and the associated funding. All performance measures were met at the Above Expectations level. The Compensation Committee awarded a bonus to Mr. Watford for 2007 of $1.5 million, representing 255% of his 2007 base salary. Mr. Smith was awarded a bonus for 2007 of $300,000, representing 130% of his 2007 base salary, Mr. Picquet was awarded a bonus for 2007 of $325,000, representing 138% of his 2007 base salary, Mr. Kneller was awarded a bonus for 2007 of $200,000, representing 85% of his 2007 base salary, Mr. Nance was awarded a bonus for 2007 of $128,000, representing 80% of his 2007 base salary and Mr. Patterson did not receive a bonus for 2007 as he has adjusted his work schedule to part-time in anticipation of retirement.

Long-Term Equity-Based Incentives.  In 2005, we adopted the LTIP in order to further align the interests of key employees with shareholders and give key employees the opportunity to share in the long-term performance of the Company by achieving specific corporate financial and operational goals. Participants are recommended by the CEO and approved by the Compensation Committee. Selected officers, managers and other key employees are eligible to participate in the LTIP which has two components, an LTIP Stock Option Award and an LTIP Common Stock Award.

Under the LTIP, each year the Compensation Committee establishes a percentage of base salary for each participant which is multiplied by the participant’s base salary to derive an “LTI Value.” With respect to LTIP Stock Option Awards, options are awarded equal to one half of the LTI Value based on the fair value on the date of grant (using Black-Scholes methodology). In February 2007, the Compensation Committee approved the award of an aggregate of 137,631 options to purchase common stock to the Company’s officers and employees, representing less than one one-tenth of one percent of the outstanding common shares on the date of grant. A total of 55 employees and no non-employee directors received stock option awards, including five of the six named executive officers, who received an aggregate of 69,106 stock options or 16% of the total stock options granted in fiscal 2007. Mr. Patterson did not receive any stock option awards in 2007 as he has adjusted his work schedule to part-time in anticipation of retirement. All LTIP Stock Options granted to the named executive officers in 2007 vest in three years.

The other half of the LTI Value is the “target” amount that may be awarded to the participant as an LTIP Common Stock Award at the end of a three-year performance period. The Compensation Committee establishes performance measures at the beginning of each three-year overlapping performance period. Each participant is also assigned threshold and maximum award levels in the event that performance is below or above target levels. Awards are expressed as dollar targets and become payable in common shares at the end of each performance period based on the Company’s overall performance during such period. A new three-year period begins each January. Participants must be employed by the Company when payments are made in order to receive an award.

For the first (January 2005 — December 2007), second (January 2006 — December 2008) and third (January 2007 — December 2009) performance periods, the Compensation Committee established the following performance measures: return on equity, reserve replacement ratio, and production growth. No LTIP Common Stock Awards will be made until the first performance period ends in December 2007 and adequate time has elapsed to allow for performance measurement.

Best in Class Program.  Also in 2005, we established a “Best in Class” program for all employees. The Best in Class program recognizes and financially rewards the collective efforts of all of our employees in achieving sustained industry leading performance and the enhancement of shareholder value. Under the Best in Class program, on January 1, 2005 or the employment date if subsequent to January 1, 2005, all employees received a contingent award of stock units equal to $50,000 worth of our common stock based on the average high and low share price on the date of grant. Employees joining the Company after January 1, 2005 will participate on a pro rata basis based on their length of employment during the performance period. The number of units that will vest and become payable is based on our performance relative to the industry during a three-year performance period beginning January 1, 2005, and ending December 31, 2007, and are set at threshold (50%), target (100%) and maximum (150%) levels. For each vested unit, the participant will receive one share of common stock. The performance measures are all sources finding and development cost and full cycle economics. Performance results will be determined after the end of the performance period and publication of the applicable industry reports. A participant must be employed by the Company when payments are made in order to receive an award.

Benefits.  We provide Company benefits, or perquisites, that we believe are standard in the industry to all of our employees. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a Company sponsored cafeteria plan and a 401-K employee savings and protection plan. The costs of these benefits are paid for largely by the Company. The Company also matches employee deferral amounts up to a total of 5% of eligible compensation. The Company’s discretionary 401-K contribution to each qualified participant was calculated based on 8% of the employee’s eligible salary during 2007. The Company pays all administrative costs to maintain the plan.

How elements of our compensation program are related to each other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives, in particular stock option grants, a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Accounting and tax considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

In connection with Mr. Watford’s 2004 employment agreement, he was awarded shares of the Company’s stock over a three year period with the final period being 2007. This award was non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit due to significant share price appreciation over the three year period. We currently have no other employees with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit; however, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment” (“SFAS 123R”).

Stock Ownership Policy

Currently we do not have a stock ownership policy that applies to our employees.

Compensation Committee Report

We have reviewed and discussed with management certain compensation discussion and analysis provisions to be included in the Company’s 2008 proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the compensation discussion and analysis referred to above be included in the Company’s proxy statement.

Compensation Committee:

Mr. W. Charles Helton (Chairman)
Mr. Robert E. Rigney
Mr. Stephen J. McDaniel

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2007 and 2006, for our principal executive officer, our principal financial officer, and four additional executive officers. We refer to these persons as “named executive officers.”

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	(1)($)	(2)($)	(3)($)	($)	(4)($)	(5)($)	($)

Michael D. Watford,	2007	$587,500	$1,500,000	$1,028,125	$417,608	—	—	$29,420	$3,562,653
Chairman, Chief Executive	2006	$493,750	$500,000	$3,554,900	$468,677	—	—	$28,770	$5,046,097
Officer and President
Marshall D. Smith,	2007	$230,000	$300,000	$235,124	$108,044	—	—	$29,870	$903,038
Chief Financial Officer	2006	$222,500	$260,000	$82,500	$123,728	—	—	$28,770	$717,498
Stephen R. Kneller,	2007	$235,000	$200,000	$84,375	$110,434	—	—	$29,920	$659,729
Vice President — Exploration,	2006	$227,500	$260,000	$84,375	$126,545	—	—	$28,770	$727,190
Domestic
William R. Picquet,	2007	$235,000	$325,000	$233,632	$110,434	—	—	$28,770	$932,836
Vice President — Operations	2006	$227,500	$235,000	$84,375	$126,545	—	—	$28,770	$702,190
George M. Patterson,	2007	$107,000	$—	$—	$—	—	—	$14,560	$121,560
Vice President — International	2006	$112,000	$—	$35,280	$—	—	—	$14,730	$162,010
Stuart E. Nance,	2007	$160,000	$128,000	$126,275	$29,042	—	—	$20,970	$464,287
Vice President — Marketing	2006	$135,000	$128,000	$45,525	$24,213	—	—	$17,720	$350,458

(1)	The amounts in this column represent bonuses earned in 2007 and 2006, respectively, under our AIP. The Compensation Committee awarded a bonus to Mr. Watford of $1,000,000 in 2006, of which $500,000 was paid in cash and $500,000 was paid in shares of our common stock.

(2)	The amounts in this column relate to total estimated payouts earned during 2007 and 2006, respectively, under our LTIP described in “Compensation Discussion and Analysis.” Actual awards under the LTIP are not payable to the named executive officers until after the end of the first three-year performance cycle in December 2007 and adequate time has elapsed to allow for performance measurement. The dollar amounts stated for stock awards reflect the expense recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, respectively, in accordance with SFAS 123R. The assumptions utilized in the calculation of these amounts are set forth in Footnote 6 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2007.

Mr. Watford’s 2006 stock awards include $2,742,400 associated with the award of 40,000 shares in conjunction with his employment agreement as well as $500,000 of his 2006 bonus paid in Company stock.

(3)	The dollar amounts stated for option awards reflect the expense recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, respectively, in accordance with SFAS 123R. The assumptions utilized in the calculation of these amounts are set forth in Note 6 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2007.

(4)	The named executive officers receive no benefits from the Company under defined pension or defined contribution plans.

(5)	Unless otherwise indicated, the amounts in this column consist of matching and profit sharing contributions under the Company’s 401(k) plan and the value of certain other benefits received by the named executive officer. These other benefits include life insurance premiums paid on behalf of the named executive officers.

Grants of Plan-Based Awards

The following table sets forth specific information with respect to each equity grant made under any Company plan to a named executive officer in 2007.

										All Other	All Other
										Stock	Option
										Awards:	Awards:	Exercise or	Grant
			Estimated Future Payouts			Estimated Future Payouts				Number of	Number of	Base	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive				Shares of	Securities	Price of	Value of
			Plan Awards			Plan Awards				Stock or	Underlying	Option	Stock and
			Threshold	Target	Maximum	Threshold	Target		Maximum	Units	Options	Awards(1)	Option
Name	Grant Date		(#)	(#)	(#)	(#)	(#)		(#)	(#)	(#)	($/Sh)	Awards(2)

Michael D. Watford	02-16-2007		—	—	—	—	36,585	(3)	—			$51.60	$900,044
	—	(4)	—	—	—	3,776	12,587		18,881
Marshall D. Smith	02-16-2007		—	—	—		9,350	(3)				$51.60	$230,023
	—	(4)	—	—	—	965	3,217		4,825
Stephen R. Kneller	02-16-2007		—	—	—		9,553	(3)				$51.60	$235,018
	—	(4)	—	—	—	—	—		—
William R. Picquet	02-16-2007		—	—	—		9,553	(3)				$51.60	$235,018
	—	(4)	—	—	—	986	3,287		4,930
George M. Patterson	02-16-2007		—	—	—		—					—	—
	—	(4)	—	—	—	—	—		—
Stuart E. Nance	02-16-2007		—	—	—		4,065	(3)				$51.60	$100,005
	—	(4)	—	—	—	420	1,399		2,098

(1)	All stock options granted to the named executive officers in 2007 were awarded under the 2005 Stock Incentive Plan and have an exercise price based on the fair market value of the Company’s common stock on the date of grant. The fair market value, as described in the 2005 Stock Incentive Plan, is the average high and low price of the Company’s stock on the date of grant.

(2)	The dollar value stated for options reflect the number of shares granted in 2007 multiplied by the fair market value in accordance with SFAS 123R. The assumptions utilized in the calculation of these amounts are set forth in Footnote 6 to the Company’s consolidated financial statements included in the Annual Report on From 10-K for the year ended December 31, 2007.

(3)	Represents LTIP Stock Options granted to the named executive officers in 2007, all of which vest on February 16, 2010.

(4)	Represents potential payouts under our 2007 LTIP for the three-year period ending December 2009. Pursuant to the LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2007. Awards are paid at the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.”

Employment Agreements

We are party to an employment agreement with Mr. Watford, our Chairman, President and Chief Executive Officer, which became effective February 1, 2007. The agreement has an initial term of three years, which we may elect to renew for successive one year terms. The terms of any extension must be agreed to by us and Mr. Watford. If the agreement is not extended, Mr. Watford will be entitled to the payments described below.

Under the agreement, Mr. Watford’s base salary is $600,000, which shall be reviewed by the compensation committee annually for appropriate increases based on Mr. Watford’s performance and the then current market conditions for comparable positions. In addition, Mr. Watford is entitled to participate in our long-term incentive compensation plans. We have agreed that any plans we adopt in the future will be at least as favorable to Mr. Watford as plans currently in effect. Mr. Watford prepares the applicable performance targets, goals and rewards under such plans, for review and approval by our compensation committee. We provide Mr. Watford an automobile, and reimburse him for reasonable business expenses. He also is entitled to participate in any life insurance, disability and health insurance plans we maintain during the term of the agreement.

We may terminate the agreement at any time for any reason or for cause. Cause is generally defined as a breach of the agreement by Mr. Watford, or the commission by him of illegal acts. Additionally, Mr. Watford may terminate the agreement within two years following any of the following:

•	Assignment to Mr. Watford of duties inconsistent with his position with us as of the date of the agreement;

•	A change of control of the company;

•	Our failure to continue to provide Mr. Watford the level of compensation to which he is entitled as of the date of the agreement;

•	Our requirements that Mr. Watford relocate outside of Houston, Texas; or

•	Our breach of the agreement.

If the agreement is terminated other than for just cause or we fail to renew it following the end of the three year term of the agreement, we are required to pay Mr. Watford a lump sum equal to his most recent salary plus his most recent bonus. In addition, all of his unvested equity awards will immediately vest upon such termination, and be exercisable for one year. We have also agreed to indemnify Mr. Watford for liabilities he may be subject to as a result of acting as an officer of our Company or a subsidiary, and to maintain director and officer liability insurance coverage.

Equity Incentive Plan Awards

Terms of Stock Option Grants

The Company’s Stock Incentive Plans are administered by the Compensation Committee of the Board of Directors as the “Plan Administrator”. The Plan Administrator may make awards of stock to employees, directors, officers and consultants of the Company as long as the aggregate number of common shares issuable to any one person pursuant to incentives does not exceed 5% of the number of common shares outstanding at the time of the award. In addition, no participant may receive during any fiscal year of the Company’s awards of incentives covering an aggregate of more than 500,000 common shares. The Plan Administrator determines the vesting requirements and any vesting restrictions or forfeitures that occur in certain circumstances. Incentives may not have an exercise period longer than 10 years. The exercise price of the stock may not be less than the fair market value of the common shares at the time of award, where “fair market value” means the average high and low trading price of the common shares on the date of the award. In the event of a change of control or termination upon change of control of the Company, all outstanding awards are paid at maximum levels in cash.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specific information with respect to unexercised options, unvested stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2007.

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan
								Equity		Awards:
								Incentive		Market or
								Plan		Payout
			Equity					Awards:		Value of
			Incentive					Number of		Unearned
			Plan				Market	Unearned		Shares,
			Awards:			Number of	Value of	Shares,		Units or
	Number of	Number of	Number of			Shares or	Shares or	Units or		Other
	Securities	Securities	Securities			Units of	Units of	Other		Rights
	Underlying	Underlying	Underlying	Option		Stock That	Stock That	Rights		That
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	That		Have Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Have Not		Vested
Name	Exercisable	Unexercisable(1)	Options (#)	($)	Date	(#)	($)	Vested (#)		($)

Michael D. Watford	2,019,870			$0.46	01-28-09
	500,000			$0.25	03-24-10
	500,000			$1.49	01-16-11
	200,000			$4.43	05-07-12
	200,000			$4.83	04-25-13
	400,000			$11.68	02-06-14
	100,000			$25.68	02-07-15
	26,118			$63.05	03-30-16
		36,585		$51.60	02-16-17
								3,213	(2)	$75,000	(2)
								11,145	(3)	$796,875	(3)
								13,112	(4)	$937,500	(4)
								18,881	(5)	$1,350,000	(5)
Marshall D. Smith	225,000			$33.57	07-18-15
	6,895			$63.05	03-30-16
		9,350		$51.60	02-16-17
								1,830	(2)	$61,426	(2)
								1,579	(3)	$112,871	(3)
								3,462	(4)	$247,500	(4)
								4,825	(5)	$345,000	(5)
Stephen R. Kneller	100,000			$0.57	06-05-10
	150,000			$2.61	04-27-11
	100,000			$4.43	05-07-12
	100,000			$4.83	04-25-13
	120,000			$16.97	04-26-14
	40,000			$25.68	02-07-15
	7,052			$63.05	03-30-16
		9,553		$51.60	02-16-17
								3,213	(2)	$75,000	(2)
								3,540	(3)	$253,125	(3)
								3,540	(4)	$253,125	(4)

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan
								Equity		Awards:
								Incentive		Market or
								Plan		Payout
			Equity					Awards:		Value of
			Incentive					Number of		Unearned
			Plan				Market	Unearned		Shares,
			Awards:			Number of	Value of	Shares,		Units or
	Number of	Number of	Number of			Shares or	Shares or	Units or		Other
	Securities	Securities	Securities			Units of	Units of	Other		Rights
	Underlying	Underlying	Underlying	Option		Stock That	Stock That	Rights		That
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	That		Have Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Have Not		Vested
Name	Exercisable	Unexercisable(1)	Options (#)	($)	Date	(#)	($)	Vested (#)		($)

William R. Picquet	250,000			$40.34	08-16-15
	7,052			$63.05	03-30-16
		9,553		$51.60	02-16-17
								1,473	(2)	$59,438	(2)
								1,332	(3)	$95,270	(3)
								3,540	(4)	$253,125	(4)
								4,930	(5)	$352,500	(5)
George M. Patterson								3,213	(2)	$75,000	(2)
Stuart E. Nance	10,000			$3.91	07-01-12
	24,000			$4.83	04-25-13
	24,000			$16.97	04-26-14
	7,200			$25.68	02-07-15
	2,024			$63.05	03-30-16
		4,065		$51.60	02-16-17
								3,213	(2)	$75,000	(2)
								1,416	(3)	$101,250	(3)
								1,784	(4)	$127,575	(4)
								2,098	(5)	$150,000	(5)

(1)	All of the options will vest on February 16, 2010.

(2)	Under the Best in Class program, on January 1, 2005 or the employment date if subsequent to January 1, 2005, all employees received a contingent award of stock units equal to $50,000 worth of our common stock based on the average high and low share price on the date of grant. Employees joining the Company after January 1, 2005 participate on a pro rata basis based on their length of employment during the performance period. The number of units that will vest and become payable is based on our performance relative to the industry during a three-year performance period beginning January 1, 2005, and ending December 31, 2007, and are set at threshold (50%), target (100%) and maximum (150%) levels. For each vested unit, the participant will receive one share of common stock. Currently, the Company anticipates that results will be paid at the maximum level.

(3)	Represents potential payouts under our 2005 LTIP for the three-year period ending December 2007. Pursuant to the 2005 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2005 or at the Board of Director’s meeting immediately following the named executive officer’s hire date. Awards are paid at the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Awards under the 2005 LTIP will be paid at the maximum level.

(4)	Represents potential payouts under our 2006 LTIP for the three-year period ending December 2008. Pursuant to the 2006 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in March 2006. Awards are paid at the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, we anticipate that awards will be paid at the maximum level.

(5)	Represents potential payouts under our 2007 LTIP for the three-year period ending December 2009. Pursuant to the 2007 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2007. Awards are paid at the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” Currently, we anticipate that awards will be paid at the maximum level.

Option Exercises and Stock Vested

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2007 for each named executive officer on an aggregated basis.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise	($)(1)	on Vesting	($)

Michael D. Watford	555,130	$36,444,695	40,000	$2,078,000
Marshall D. Smith	—	—	—	—
Stephen R. Kneller	80,000	$5,160,089	—	—
William R. Picquet	—	—	—	—
George M. Patterson	—	—	—	—
Stuart E. Nance	94,324	$5,474,678	—	—

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

Potential Payouts Upon Change of Control and Termination

Our named executive officers are entitled to severance benefits in the event their employment with the Company is involuntarily terminated other than for cause or is voluntarily terminated for good reason within two years of a change of control. Based on a hypothetical termination date of December 31, 2007, the change of control payments to our named executive officers would have been as follows:

	Total Potential Change-of-Control Payments
	Mr. Watford(2)	Mr. Smith	Mr. Kneller	Mr. Picquet	Mr. Patterson	Mr. Nance

Base Salary	$1,468,750	$460,000	$470,000	$470,000	$214,000	$320,000
Bonus	3,750,000	600,000	400,000	650,000	—	256,000
Health & Welfare Benefits	6,730	5,075	5,075	5,075	5,075	5,075
Additional Retirement Benefits	—	—	—	—	—	—
Perquisites	—	—	—	—	—	—

Subtotal	$5,225,480	$1,065,075	$875,075	$1,125,075	$219,075	$581,075
Fair market value of accelerated equity compensation(1)	3,159,375	766,797	581,250	760,332	75,000	453,825
Tax gross-up	—	—	—	—	—	—

TOTAL	$8,384,855	$1,831,872	$1,456,325	$1,885,407	$294,075	$1,034,900

(1)	Includes the 2005, 2006 and 2007 LTIP amounts and the Best in Class estimated at maximum levels.

(2)	The base salary and bonus are calculated based on Mr. Watford’s employment agreement which was in effect on December 31, 2007. See “Employment Agreements.” The health and welfare benefits are assumed to continue for three years as provided in the employment agreement and are calculated using 2007 amounts.

For our executive officers (other than our CEO whose severance benefits were set forth in his employment agreement) we provide for:

•	a lump sum severance payment equal to two times the executive’s base salary plus the maximum bonus opportunity under the AIP,

•	continuation of life and health insurance benefits for two years at existing group rates,

•	immediate vesting of all stock options awards which are exercisable for one year following termination, and

•	immediate vesting of all LTIP and Best in Class awards at maximum levels.

A change of control is generally defined as:

•	The acquisition by an individual, entity or group of beneficial ownership of 35% or more of either (x) the then outstanding shares of common stock of the Company, or (y) the combined voting power of the then outstanding voting securities of the Company. An acquisition directly from the Company, by the Company or by an employee benefit plan sponsored by the Company would not constitute a change of control.

•	Where individuals who constitute the Board of Directors of the Company, including new board members approved by the incumbent Board, cease for any reason to constitute at least a majority of the Board.

•	The consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, unless following such business combination current beneficial owners own at least 50.1% of the combined voting power of the combined company.

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Good reason includes a reduction in the officer’s base salary, diminution of duties or relocation greater than 50 miles without consent.

Director Compensation

Non-employee directors were paid an annual retainer of $50,000 and received common shares equivalent to $100,000 granted under the 2005 Stock Incentive Plan. Directors who are also officers or employees of the Company do not receive any compensation for duties performed as directors. The following table shows compensation paid to each of our directors during the fiscal year ended December 31, 2007.

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

W. Charles Helton	$50,000	$100,000	—	—	—	—	$150,000
Robert E. Rigney	$50,000	$100,000	—	—	—	—	$150,000
Roger A. Brown(2)	$17,534	$8,767					$26,301
Stephen J. McDaniel	$50,000	$100,000	—	—	—	—	$150,000
James C. Roe(1)	$29,860	$59,680	—	—	—	—	$89,540

(1)	On August 6, 2007, Mr. Roe submitted his resignation to the Board of Directors. Mr. Roe also resigned from the Company’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Roe’s departure was not related to any disagreement with the Company or with the Company’s operations, policies or practices.

(2)	On October 23, 2007, the Company’s Board of Directors elected Mr. Brown to fill the vacancy and to serve until the next annual meeting of shareholders. On October 23, 2007, the Board of Directors appointed Mr. Brown to serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Brown is an “independent director” pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the New York Stock Exchange.

CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

We have long believed that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. We also continuously review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules of the Securities and Exchange Commission and all new and proposed listing and compliance standards of the New York Stock Exchange.

Corporate Governance Guidelines.  Our Board adopted the Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities. These Guidelines are interpreted in the context of all applicable laws and our Certificate of Incorporation, By-laws and other corporate governance documents. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are available free of charge to the public on our website at http//www.ultrapetroleum.com. You may also request a copy of these Guidelines at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Code of Business Conduct and Ethics.  In February 2003, our Board adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees. The Board has not granted any waivers to the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available free of charge on our website at http://www.ultrapetroleum.com. You may also request a copy of the Code of Business Conduct and Ethics at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.

Mandate of the Board

Our Board of Directors has explicitly acknowledged responsibility for the management of the business and affairs of, and to act with a view to the best interests of, the Company. The mandate of the Board includes, among other matters:

(a) the adoption of a strategic planning process;

(b) the identification on a regular basis of the principal risks of our business and the establishment of appropriate systems to manage these risks;

(c) the assessment of management performance, considering succession planning, and taking responsibility for appointing, training and monitoring senior management;

(d) establishing a policy to facilitate communications with shareholders and others involved with the Company;

(e) addressing the integrity of our internal control and management information systems; and

(f) considering, from time to time, matters that pertain to our operations in foreign countries.

Our Board of Directors met formally four times during the last fiscal year. During the last fiscal year, all directors attended at least 75% of the total number of meetings of the Board of Directors, and each committee member attended at least 75% of the total number of meetings held by all committees on which he served.

Board Composition and Independence from Management

The Board believes that four of the five current directors and four of the five nominated directors are “independent directors” pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the New York Stock Exchange. It is a policy of the Board of Directors that a majority of the members of the Board be independent of the Company’s management. For a director to be “independent”, the Board affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment. The director may not be an officer or other employee of the Company or any parent or subsidiary and has not served in such capacity during the past three years. In addition, a director will not be deemed independent if he or she:

•	Has accepted or has an immediate family member who has accepted any payments from the Company or any parent or subsidiary of the Company in excess of $60,000 during the current or any of the past three years. Compensation for board service, payments arising solely from investments in the Company’s securities, compensation paid to an immediate family member who is a non-executive employee of the Company or of a parent or subsidiary of the Company, compensation received for former service as an interim Chairman or CEO, or benefits under a tax-qualified retirement plan or non-discretionary compensation are not included in the $60,000.

•	Has an immediate family member who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organizations consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years.

•	Is an immediate family member of an individual who is or has been employed by the Company or any parent or subsidiary of the Company as an executive officer during any of the past three years.

•	Is an executive officer of another entity where any of the Company’s executive officers serve on the compensation committee.

•	Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

•	Consistent with NYSE requirements and to promote open discussion among our non-management directors, our non-management directors meet in separate executive (private) sessions following each regularly scheduled meeting of the Board. The Chairman of such executive sessions, as elected by the independent directors, is Mr. Helton and he presides at executive sessions of our Board.

Communication with the Board of Directors.

In order to provide our shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Chairman of our Audit Committee or with the non-management directors of the Company as a group by written communications addressed in care of Kelly L. Whitley, Ultra Petroleum Corp., 363 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060.

All communications received in accordance with these procedures will be reviewed initially by senior management of the Company. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (a) does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; (b) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (c) is an advertisement or other commercial solicitation or communication; (d) is frivolous or offensive; or (e) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Board Committees

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. Each committee will perform its duties as assigned by the Board of Directors in compliance with the Company’s by-laws. The committees and their mandates are outlined below.

Audit Committee.  The purpose of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements and disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors, (iv) the performance of the Company’s internal audit function and independent auditors, (v) the Company’s internal control systems, and (vi) the Company’s procedures for monitoring compliance with the Company’s Code of Business Conduct and Ethics.

The principal function of the Audit Committee is to assist the Board of Directors in the areas of financial reporting and accounting integrity. As such, it meets periodically with the independent auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America.

The Audit Committee has sole responsibility for retaining, dismissing and compensating the Company’s independent auditors. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent auditor. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee.

All requests or applications for the independent auditor to provide services to the Company must be submitted to the Audit Committee by the independent auditor and management and state as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any member of management or the independent auditor becomes aware that any services are being, or have been, provided by the independent auditor to the Company without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

This Committee is comprised of Messrs. McDaniel, Helton and Brown. Mr. Brown was appointed to the Audit Committee on October 23, 2007. James C. Roe served on the Audit Committee until his resignation from the Board of Directors on August 6, 2007. The Board of Directors has affirmatively determined that each of the members is financially literate and is an independent director for purposes of New York Stock Exchange rules applicable to members of the audit committee, meaning that the director has no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Additionally, the Board of Directors has determined that Mr. McDaniel is a “financial expert” and is independent under the Securities Exchange Act of 1934, as amended.

The Audit Committee held four meetings during 2007. All members of the Audit Committee attended the meetings. The Board of Directors adopted an Audit Committee Charter in 2001 and revised the Charter in 2004 to meet the updated requirements of the Securities and Exchange Commission and the American Stock Exchange. The Company will adopt a new Audit Committee Charter or amend the current one, if required, to comply with the requirements of the New York Stock Exchange before the first anniversary of the Company’s listing on the New York Stock Exchange. The Audit Committee Charter is available free of charge on the Company’s website at http//www.ultrapetroleum.com. You may also request a copy of the Audit Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Compensation Committee.  The purpose of the Compensation Committee is to (i) assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Company’s Chief Executive Officer and other executives, (ii) approve the Company’s long-term incentive compensation plans, (iii) establish targets and measure performance against those targets, and (iv) prepare an annual report on executive compensation. Members are Messrs. Helton, McDaniel and Rigney. The Compensation Committee held three meetings during 2007. All members of the Compensation Committee attended 66% of the meetings. The Compensation Committee Charter is available free of charge to the public on our website at http//www.ultrapetroleum.com. You may also request a copy of the Compensation Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. The Company will adopt a new Compensation Committee Charter or amend the current one, if required, to comply with the requirements of the New York Stock Exchange before the first anniversary of the Company’s listing on the New York Stock Exchange.

Nominating and Corporate Governance Committee.  The purpose of the Nominating and Corporate Governance Committee is to (i) identify and recommend to the Board individuals qualified to be nominated for election to the Board, (ii) recommend to the Board the members and Chairperson for each Board committee, (iii) periodically review and assess our Corporate Governance Principles and our Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board. The Nominating and Corporate Governance Committee Charter is available free of charge to the public on our website at http//www.ultrapetroleum.com. You may also request a copy of the Nominating and Corporate Governance Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 363 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. The Company will adopt a new Nominating and Corporate Governance Committee Charter or amend the current one, if required, to comply with the requirements of the New York Stock Exchange before the first anniversary of the Company’s listing on the New York Stock Exchange.

This Committee is comprised of Messrs. Brown, McDaniel and Helton. Mr. Brown was appointed to the Nominating and Corporate Governance Committee on October 23, 2007. James C. Roe served on the Nominating and Corporate Governance Committee until his resignation from the Board of Directors on August 6, 2007. The Nominating and Corporate Governance Committee met three times during the last year and all members of the committee attended the meeting. The Nominating and Corporate Governance Committee Charter is available free of charge to the public in print or on the Company’s website at http://www.ultrapetroleum.com.

Identifying and Evaluating Nominees for Directors.

The Board of Directors has established certain criteria it and the Nominating and Corporate Governance Committee consider as guidelines in considering nominations to our Board of Directors. The criteria include: (i) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (ii) experience in corporate management; (iii) experience as a board member of another Company; and (iv) practical and mature business judgment. The criteria are not exhaustive and the Board of Directors and the Nominating and Corporate Governance Committee may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. Our goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors and the Nominating and Corporate Governance Committee also consider candidates with appropriate non-business backgrounds.

The Board of Directors and the Nominating and Corporate Governance Committee believe that, based on their knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating and Corporate Governance Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Board not to accept unsolicited nominations from shareholders. In making its nominations, the Board and the Nominating and Corporate Governance Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. As to new candidates, the Board and the Nominating and Corporate Governance Committee members discuss among themselves and members of management their respective recommendations. The Board and the Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The Board and the Nominating and Corporate Governance Committee review the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Board and the Nominating and Corporate Governance Committee evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Board of Directors slates the nominees.

PROPOSAL I

ELECTION OF DIRECTORS

Each director of the Company is elected annually and holds office until the next annual meeting of the shareholders unless that person ceases to be a director before then. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed. Each incumbent director identified in the table below was nominated by the Nominating and Corporate Governance Committee of our Board of Directors as a nominee for election as director of the Company. Each of the nominees has consented to be nominated and have expressed their intention to serve if elected. Management does not contemplate that any of the nominees set out below will be unable to serve as a director.

Directors and Executive Officers

The following table provides information with respect to the directors and nominees for director and present executive officers of the Company. Please refer to the table under the heading “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management” for a summary of the number of common shares owned by each of the Company’s directors and executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

			Position
Name	Age	Position with the Company	Since

Michael D. Watford	54	Chairman of the Board, CEO, President and Director	1999
W. Charles Helton	66	Director	1994
Robert E. Rigney	76	Director	2001
Stephen J. McDaniel	46	Director	2006
Roger A. Brown	63	Director	2007
Marshall D. Smith	48	Chief Financial Officer	2005
William R. Picquet	56	VP — Operations	2005
Stuart E. Nance	48	VP — Marketing	2002

Mr. Michael D. Watford was appointed Chairman, President and Chief Executive Officer of Ultra Petroleum Corp. in January 1999. Mr. Watford has enjoyed a full range of industry experiences while working over his 34 year career for a number of energy companies including Shell Oil, Superior Oil, Meridian Oil (Burlington Resources), Torch Energy and Nuevo Energy Company. Prior to joining Ultra Petroleum, Mr. Watford was Chief Executive Officer of Nuevo Energy Company for three and one-half years where he led the company’s growth in market value from $200 million to over $1 billion. Mr. Watford attended the University of Florida where he earned his undergraduate degree in finance in 1975. While working for Shell Oil, he attended night school at the University of New Orleans where he earned his MBA in 1978.

Mr. W. Charles Helton has been a director of the Company since August 1994. Mr. Helton is a medical doctor and has been the President, Chief Financial Officer and a director of Enterprise Exploration & Production Inc., a private oil and gas exploration and development company, for more than 5 years.

Mr. Stephen J. McDaniel has been a director of the Company since July 2006. Currently, Mr. McDaniel is the President and a director of Midstates Petroleum, after spending seven years with Merrill Lynch in the oil and gas investment banking group in Houston, Texas. He began his investment banking career with Gordon Capital Corporation and Midland Walwyn Capital, Inc. both Canadian firms. Mr. McDaniel started his career with Conoco, Inc. in 1983 in various engineering, operations and business development positions in domestic and international operations.

Mr. Robert E. Rigney has been a director of the Company since June 2001, and was a consultant to the Company from January 2001 to December 2003. Prior to that, Mr. Rigney was the Chief Executive Officer and Chairman of Pendaries Petroleum Ltd. since its inception in 1996. Mr. Rigney has been a diplomat, an oil company executive and a consultant in Asia for over 21 years.

Mr. Roger A. Brown has been a director of the Company since October 2007. Mr. Brown most recently was Vice President — Strategic Initiatives for Smith International, Inc., and prior to that, President of Smith Technologies, a division of Smith International. Mr. Brown retired from Smith in early 2007. He holds a Bachelor of Science, Economics, History and Political Science and a Juris Doctorate all from the University of Oklahoma.

Mr. Marshall D. Smith has been Chief Financial Officer since July 2005. Mr. Smith has over 25 years of progressive experience in a multitude of disciplines within the energy industry including operations, strategic planning, corporate finance and business development. Early in his career, Mr. Smith was a practicing Petroleum Engineer for both major and independent oil companies and later focused his career on mergers, acquisitions and corporate finance advisory assignments in the energy sector. From 2001 to 2002, Mr. Smith served as the Chief Financial Officer at Gulf Liquids, Inc. Mr. Smith was the Vice President of Business Development at J.M. Huber Energy from 2002 to 2004. From 2004 until joining us in July 2005, Mr. Smith served as the Vice President of Upstream Business Development at Constellation Energy.

Mr. William R. Picquet has been Vice President — Operations since August 2005. Mr. Picquet has over 30 years of industry experience in all aspects of operations and engineering in major North American producing basins. He has worked for various exploration and production companies serving in engineering and management capacities. Mr. Picquet served as the President and Chief Executive Officer of Advantage Energy Services Ltd. from 1997 to 2001 and as the Managing Director of Waterous & Co. from 2002 to 2003. From 2003 to March 2005, Mr. Picquet served as the Chief Executive Officer and on the Board of Governors of M3 Energy, LLC. Just prior to joining us, Mr. Picquet was the Senior Vice President of Operations and Engineering at Mission Resources Company, serving in that role from March 2005 to August 2005.

Mr. Stuart E. Nance has been employed by Ultra since July 2002 and has been Vice President — Marketing since 2006. Mr. Nance has over 25 years of experience in product marketing and land management. He has demonstrated superior commercial skills and focused strategy development in directing Ultra Petroleum’s rapidly expanding marketing efforts.

All officers and directors of the Company, including the nominees, are United States citizens.

The Company’s Board recommends that shareholders vote FOR the five nominees for director herin listed. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed at the Annual Meeting.

PROPOSAL II

APPOINTMENT OF INDEPENDENT AUDITORS

On February 18, 2008, the Audit Committee of the Board of Directors voted to appoint Ernst & Young LLP to serve as the Company’s independent auditor for the fiscal year ending December 31, 2008. Under Yukon Territory law, the appointment of the independent auditor is subject to shareholder approval and, accordingly, the Audit Committee’s appointment is subject to the receipt of such approval at the Annual Meeting.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the shareholders.

The Company’s Board recommends that shareholders vote FOR the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2008. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the appointment of Ernst & Young LLP as the auditors of the Company at the Annual Meeting.

Principal Accountants Fees and Services.

Audit Fees Paid to Independent Auditors.  Fees paid for professional services rendered related to the audit of the Company’s annual financial statements and review of the quarterly financial statements, including out-of-pocket expenses, were $1,336,951 and $430,748 paid to Ernst & Young LLP in 2007 and 2006, respectively and $787,002 paid to KPMG LLP in 2006.

Audit-related Fees.  The Company paid KPMG $13,100 in 2007 in connection with KPMG’s consent to incorporate their report dated March 30, 2006 by reference into the December 31, 2006 annual report on Form 10-K. There were no audit-related fees paid in 2006.

Tax Fees.  Tax fees are for services rendered by Grant Thornton LLP related to advice and tax planning. The Company has elected not to use its current principal accountant for tax services. Fees paid to Grant Thornton LLP for tax related services were $135,544 in 2007 and $129,106 in 2006.

All Other Fees.  There were no other fees paid to Ernst & Young LLP or KPMG LLP in 2007 or 2006. Grant Thornton LLP was paid $272,399 in relation to outsourcing our internal audit department in 2007 and engagements related to Sarbanes-Oxley compliance. Grant Thornton LLP was paid $172,780 in relation to an engagement related to Sarbanes-Oxley compliance in 2006.

All of the services provided by the Company’s independent auditors during 2007 and 2006 were pre-approved by the Audit Committee. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the Company’s independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, the Audit Committee reviewed and discussed the Company’s audited financial statements at, and for the year ended, December 31, 2007 with management and the Company’s independent auditors and recommended to the Company’s Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for 2007. This recommendation was based on: the Audit Committee’s review of the audited financial statements; discussion of the financial statements with management; discussion with the Company’s independent auditors, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61; receipt from Ernst & Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); discussions with Ernst & Young LLP regarding its independence from the Company and its management; and Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Mr. Stephen J. McDaniel, Chairman
Mr. W. Charles Helton
Mr. Roger A. Brown

PROPOSAL III

SHAREHOLDER PROPOSAL ON CLIMATE CHANGE REPORT

The proponent of the following shareholder proposal has stated that it intends to present the proposal at the Annual Meeting. In accordance with applicable proxy regulations, the following proposal and supporting statement, as submitted by the proponent, are set forth below verbatim. The Company is not responsible for the content of the proposal or supporting statement. The Board of Directors has recommended a vote “AGAINST” the proposal for the reasons set forth below. In the absence of instructions to the contrary, if the shareholder proposal is presented, the shares represented by a properly completed and delivered proxy will be voted against the shareholder proposal at the Annual Meeting.

Shareholder Proposal

The following proposal has been submitted by the Nathan Cummings Foundation. The address of the Nathan Cummings Foundation and the number of voting common shares it holds will be promptly provided upon oral or written request to the Company’s Secretary.

CLIMATE CHANGE REPORT

WHEREAS:

The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities.

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

Data from the Energy Information Administration indicates that over half of domestic GHG emissions result from the combustion of oil and gas. The Financial Times has asserted that, “Perhaps more than any other industry, oil companies are having to get to grips with the issue of climate change.”

Industry leaders such as BP, Chevron, Statoil, XTO Energy and Apache are already taking action to address climate change, including assuming a cost for carbon in their strategic planning, reporting on and reducing their GHG emissions, engaging in emissions trading and investing in renewable energy. All have reported on their plans for addressing the issue.

According to the Conference Board, “climate change is a fact of life for business in the 21st century...businesses that ignore the debate over climate change do so at their peril.” Shareholder resolutions requesting information on Ultra’s approach to climate change and backed by approximately 22% and 31% of the vote in 2006 and 2007 have thus far been ignored. Ultra also declined to participate in both the 2006 and 2007 iterations of the Carbon Disclosure Project, an investor coalition seeking information on corporate greenhouse gas emissions and backed by approximately $41 trillion.

RESOLVED:

The shareholders request that a committee of independent directors of the Board prepare a report, at reasonable cost and omitting proprietary information, on our company’s plans to address climate change by December 31, 2008.

SUPPORTING STATEMENT:

We believe that management best serves shareholders by carefully assessing and disclosing all pertinent information on its response to climate change, including the development of policies that will minimize Ultra’s impacts on climate change.

END OF SHAREHOLDER PROPOSAL
*****

Board of Directors’ Statement in Opposition

THE COMPANY’S BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL
FOR THE FOLLOWING REASONS

Ultra recognizes that the concerns raised by the stockholder proposal are timely and important issues. For this reason, Ultra believes that it is currently addressing these concerns. As a member of the local communities in which Ultra operates and a member of the United States community at large, Ultra has a vested interest in these topical issues, and it is Ultra’s policy to monitor regulatory and scientific developments regarding the environment and meet or exceed all of its obligations.

Ultra strives to conduct its operations in a way that addresses environmental concerns, prevents pollution, conserves resources and energy, minimizes the use of hazardous materials and reduces waste. Ultra believes it is an industry leader in how it conducts its operations to effectively and responsibly address the issues raised by the proposal. Ultra is continually evaluating and implementing initiatives aimed at environmental concerns especially those regarding air quality and green house gas emissions. This policy is implemented by management’s evaluation of the use of new technologies in order to meet or exceed current practices and regulatory requirements.

In this regard:

•	Ultra seeks out opportunities to contract for rigs built to conform with the highest air quality standards as defined under the Clean Air Act. As these rigs become available, we let contracts for rigs with lower ratings expire. Currently, Ultra has commitments on 13 rigs with the highest engine emission performance ranking. In addition, our rigs use self-sustaining natural gas boilers rather than diesel.

•	Ultra has provided funds to the state of Wyoming for air quality monitoring equipment and for personnel to conduct such monitoring.

•	Ultra promotes a framework that maximizes efficiency and minimizes our impact on the environment through such initiatives as the installation of Computer Assisted Operations which give us the ability to remotely monitor field operations, reducing truck trips, emissions, dust and particulate matter introduced into the air; routing pumps and units to closed systems or emission control systems so as to reduce emissions; and monitoring our production facilities with the most technologically advanced tools available in order to better detect leaks and fugitive emissions.

In addition, because our operations are on or near federal lands, they are scrutinized heavily by state, local and federal authorities, including the U.S. Bureau of Land Management and the Wyoming Department of Environmental Quality, with whom we maintain an ongoing dialogue regarding how best to conduct our operations with minimal impacts on the environment. Unlike oil and gas companies operating in other parts of the country, we are required to conduct our operations under Environmental Impact Statements and other environmental studies issued by the U.S. Bureau of Land Management which dictate how we can conduct our operations. Components of these studies have included reports and regulations including drilling rig forecasts, emission reduction reports, water well monitoring reports, operations forecasts and the use of flareless-completion technology to reduce noise, visual impacts and air emissions, including greenhouse gases, as well as other monitoring and mitigation measures. We include a more detailed description of our environmental activities in our annual reports on Form 10-K filed with the Securities and Exchange Commission and which are available on the Company’s website.

In connection with a Record of Decision expected to be issued this summer for the Pinedale Anticline Project Area, Ultra has committed to:

•	reduce emissions to 80% of 2005 levels no later than 42 months after the date the Record of Decision is issued;

•	fund additional air quality monitoring equipment and provide additional financial offsets of personnel costs for the state of Wyoming; and

•	install a liquids gathering system which is estimated to eliminate 165,000 truck trips per year, reducing the amount of tank and fugitive emissions as well as dust and particulate matter introduced into the air.

It is clear that Ultra already addresses the climate change issues identified in the stockholder proposal. Accordingly, the Board does not believe that creating the type of report requested by the proponents would help in the reduction of emissions or in the environmental performance of the Company but rather would serve only to increase administrative burdens and costs. Accordingly, the Company’s Board of Directors recommends that you vote “AGAINST” the proposal.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2009 Annual Meeting of Shareholders for inclusion in the proxy statement and proxy card relating to that meeting is advised that the proposal must be received by the Company at our principal executive offices not later than December 2, 2008. The Company will not be required to include in its proxy statement or proxy card a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission. If the date of the 2009 Annual Meeting is changed by more than 30 days from the date of the 2008 Annual Meeting, the deadline for submitting proposals to be included in management’s 2009 proxy statement is a reasonable time before the Company begins to print and mail its proxy materials for its 2009 Annual Meeting.

The persons named in the Company’s proxy card for the 2009 Annual Meeting of Shareholders will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by February 18, 2009. If the Company changes the date of its 2009 Annual Meeting by more than 30 days from the date of the 2008 Annual Meeting, the persons named in the Company’s 2009 proxy statement will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2009 Annual Meeting of Shareholders.

If the date of the 2009 Annual Meeting is advanced or delayed by more than 30 calendar days from the date of the 2008 Annual Meeting, the Company shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s 2009 proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this proxy statement or annual report is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future, a shareholder may submit a written request to the Corporate Secretary, Ultra Petroleum Corp, 363 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060 or an oral request by calling the Corporate Secretary at (281)-876-0120.

OTHER MATTERS

At the Annual Meeting, shareholders will receive and consider the consolidated financial statements of the Company for the year ended December 31, 2007 and the auditor’s report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken.

Management knows of no amendment or other matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers.

By Order of the Board of Directors

Chairman, President and Chief Executive Officer

Houston, Texas
April 3, 2008

Security Class Holder Account Number Fold Form of Proxy — Annual Meeting to be held on May 16, 2008 This Form of Proxy is solicited by and on behalf of Management. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated. 3. This proxy should be signed in the exact manner as the name appears on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management. 6. The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting. 8. This proxy should be read in conjunction with the accompanying documentation provided by Management. Proxies submitted must be received by 9:00 a.m. EDT on Wednesday, May 14, 2008. Fold VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! • Call the number listed BELOW from a touch tone • Go to the following web site: telephone. www.investorvote.com 1-866-732-VOTE (8683) Toll Free If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER, HOLDER ACCOUNT NUMBER and ACCESS NUMBER listed below. CONTROL NUMBER HOLDER ACCOUNT NUMBER ACCESS NUMBER 28JA08078.E.SEDAR/000001/000001/i

Appointment of Proxyholder The undersigned shareholder (“Registered Shareholder”) of Ultra Petroleum Print the name of the person you are Corp. (“the Company”) hereby appoints: Michael D. Watford, or failing him Kelly L. Whitley, OR appointing if this person is someone other than the Chairman of the Meeting. as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual Meeting of Ultra Petroleum Corp. to be held at the Crowne Plaza Hotel, 425 N. Sam Houston Parkway E., Houston Texas, on Friday, May 16, 2008 at 10:00 a.m. CDT and at any adjournment thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 1. Election of Directors For Withhold For Withhold For Withhold 01. Michael D. Watford 02. Roger A. Brown 03. W. Charles Helton Fold 04. Stephen J. McDaniel 05. Robert E. Rigney Withhold 2. Appointment of Auditors Appointment Ernst & Young LLP as independent auditors of the corporation for the ensuing year and authorizing the Directors to fix their remuneration. For 3. Shareholder Proposal If presented, to consider and vote upon a shareholder proposal regarding climate change which is opposed by the Board of Directors. Against Fold 4. Transact Other Business To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof. Signature(s) Date Authorized Signature(s) — This section must be completed for your instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management. Interim Financial Statements Annual Report Mark this box if you would like to receive interim financial statements and accompanying Mark this box if you would like to receive the Annual Report and Management’s Discussion and Analysis by mail. accompanying Management’s Discussion and Analysis by mail. If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist. 038382 AR1 UPQQ